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                                                                EXHIBIT (10)-2
                           WARRIOR CAPITAL CORPORATION
                         DEFERRED COMPENSATION AGREEMENT

        THIS AGREEMENT is made this 23rd day of July, 1998 by and between WARRIOR CAPITAL CORPORATION, located in Birmingham, Alabama (the "Company"), and JAMES A. TAYLOR (the "Executive").


                                  INTRODUCTION

        To encourage the Executive to remain an employee of the Company, the Company is willing to provide to the Executive supplemental deferred compensation. The Company will pay the benefits from its general assets.


                                    AGREEMENT

        The Executive and the Company agree as follows:


                                    ARTICLE 1
                                   DEFINITIONS

        Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

        1.1 "Deferral Account" means the account maintained on the books of the Company as described in Section 2.2.

        1.2 "Deferral Benefit" means the benefit described in Article 3.

        1.3 "Normal Retirement Age" means the Executive's age 65.

        1.4 "Normal Retirement Date" means the later of Termination of Service or the Normal Retirement Age.

        1.5 "Opportunity Rate" means the lesser of 4.5% or 80% of the Federal Reserve's discount rate on the first day of the Plan Year.

        1.6 "Plan Year" means each one-year period from the date selected for the Simulated Investments in Section 2.1.

        1.7 "Plan Anniversary Date" means the last day of each Plan Year.
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        1.8 "Simulated Investments" mean investments specified by the Company for use in measuring the Deferral Benefit. Once designated, the Company can change the Simulated Investments only with the Executive's written agreement. The Simulated Investments shall be of equal initial amounts.

        1.9 "Simulated Investment Rate" means the after-tax rate of return on a Simulated Investment. If the Simulated Investment is a life insurance policy, the Simulated Investment Rate shall not include receipt of the policy's death benefits.

        1.10 "Termination of Service" means the Executive's ceasing to be an employee of the Company or its successor for any reason other than death.


                                    ARTICLE 2
                                DEFERRAL ACCOUNT

        2.1 Simulated Investments. The Company shall establish two Simulated Investments in the amount of $2,318,000 each, as of July 23, 1998, as follows:

            2.1.1 Simulated Investment Number One. The first shall track the cash surrender value of one or more specified life insurance policies.

            2.1.2 Simulated Investment Number Two. The second shall accumulate the principal and net after-tax interest earnings of an investment earning a pretax yield of the Opportunity Rate for each Plan Year. The income tax rate selected shall be equal to the Company's highest marginal tax rate for the previous calendar year. Interest shall accrue monthly and be compounded at each Plan Anniversary date using the Opportunity Rate in effect for the Plan Year. Benefit payments under this agreement shall be deducted from this simulated investment balance on the first day of the Plan Year following payment of such benefit.

        2.2 Deferral Account. The Company shall establish a Deferral Account on its books for the Executive. The Deferral Account balance as of any date is determined by (a) taking the cash surrender value of the first simulated investment less the balance of the second simulated investment as of such date and (b) dividing the net difference by one minus the Company's highest marginal tax rate for the previous calendar year, less 3.5%.

        2.3 Statement of Accounts. The Company shall provide to the Executive, within 60 days after each Plan Anniversary, a statement setting forth the Deferral Account balance.

        2.4 Accounting Device Only. The Deferral Account and Simulated Investments are solely devices for measuring amounts to be paid under this Agreement. They are not a trust fund of any kind. The Executive is a general unsecured creditor of the Company for the payment of benefits. The benefits represent the mere Company promise to pay such benefits. The Executive's rights

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are not subject in any manner to anticipation, alienation, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Executive's creditors.

                                    ARTICLE 3
                                LIFETIME BENEFITS

        3.1 Retirement Benefit. Upon Termination of Service other than for reasons of death or Termination for Cause (Section 6.1), the Company shall pay to the Executive the primary and secondary benefits described in Sections 3.1.1 and 3.1.2.

               3 1.1 Primary Benefit. The benefit under this Section 3.1.1 is the Deferral Account balance at the Plan Anniversary immediately preceding the Normal Retirement Date. The Company shall pay the primary benefit in 15 equal annual installments (without adjustment for interest or earnings during such period) commencing on the first day of the month following the Normal Retirement Date.

               3.1.2 Secondary Benefit. The benefit under this Section 3.1.2 as of each Plan Anniversary following the Normal Retirement Date, and continuing until the Executive's death, is an amount equal to the growth, if any, since the preceding Plan Anniversary in the Deferral Account balance. The Company shall pay the secondary benefit to the Executive within 60 days of the end of each Plan Year.


                                    ARTICLE 4
                                 DEATH BENEFITS

        Upon the Executive's death prior to termination of this Agreement, the Company shall pay to the Executive's beneficiary a benefit equal to the Deferral Account balance as of the Plan Anniversary immediately preceding the Executive's death. The Company shall pay the benefit to the beneficiary in a lump sum within 60 days following the Executive's death. No further benefits will be payable under this Agreement.


                                    ARTICLE 5
                                  BENEFICIARIES

        5.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Company during the Executive's lifetime. The Executive's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive's surviving spouse, if any, and if none, to the Executive's surviving


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children and the descendants of any deceased child by right of representation, and if no children or descendants survive, to the Executive's estate.

        5.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.


                                    ARTICLE 6
                               GENERAL LIMITATIONS

      Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement:

      6.1 Termination for Cause. If the Company terminates the Executive's service for:

             6.1.1 any act that (A) constitutes, on the part of the Executive, fraud, dishonesty gross or malfeasance of duty and (B) is demonstrably likely to lead to material injury to the Company or resulted or was intended to result in direct or indirect gain to or personal enrichment of the Executive; or

             6.1.2 the conviction (from which no appeal may be or is timely taken) of the Executive of a felony; or

             6.1.3 the suspension or removal of the Executive by federal or state banking regulatory authorities acting under lawful authority pursuant to provisions of federal or state law or regulation which may be in effect from time to time.

        6.2 Suicide. If the Executive commits suicide within two years after the date of this Agreement, or if the Executive has made any material misstatement of fact on any application for life insurance purchased by the Company.


                                    ARTICLE 7
                          CLAIMS AND REVIEW PROCEDURES

        7.1 Claims Procedure. The Company shall notify the Executive's beneficiary in writing, within 90 days of his or her written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement. If the Company determines that the beneficiary is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is


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based, (3) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Agreement's claims review procedure and other appropriate information as to the steps to be taken if the beneficiary wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the beneficiary of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90-day period.

        7.2 Review Procedure. If the beneficiary is determined by the Company not to be eligible for benefits, or if the beneficiary believes that he or she is entitled to greater or different benefits, the beneficiary shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within 60 days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the beneficiary believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Company of the petition, the Company shall afford the beneficiary (and counsel, if any) an opportunity to present his or her position to the Company orally or in writing, and the beneficiary (or counsel) shall have the right to review the pertinent documents. The Company shall notify the beneficiary of its decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the beneficiary and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60-day period at the election of the Company, but notice of this deferral shall be given to the beneficiary.


                                    ARTICLE 8
                           AMENDMENTS AND TERMINATION

        This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive.


                                    ARTICLE 9
                                 ADMINISTRATION

        9.1 Administration. Unless otherwise determined by the Company's Board of Directors ("Board"), the Board or its designee shall be the named fiduciary and shall act for the Company under this Agreement.

        9.2 Powers of the Company. The Company shall have all powers necessary to administer this Agreement, including, without limitation, powers:

             9.2.1   to interpret the provisions of the Agreement; and
             9.2.2 to establish rules for the administration of the Agreement and to prescribe any forms required to administer the Agreement.


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        9.3 Actions of the Company. All determinations, interpretations, rules, and decisions of the Company shall be conclusive and binding upon all persons having or claiming to have any interest or right under this Agreement.


                                   ARTICLE 10
                                  MISCELLANEOUS

        10.1 Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, administrators and transferees.

        10.2 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

        10.3 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

        10.4 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of Alabama except to the extent preempted by the laws of the United States of America.

        10.5 Unfunded Arrangement. The Executive is a general unsecured creditor of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life or any other asset held in connection with this Agreement is a general asset of the Company to which the Executive has no preferred or secured claim by virtue of this agreement.

        10.6 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

                10.6.1 Interpreting the provisions of the Agreement;

                10.6.2 Establishing and revising the method of accounting for the Agreement;

                10.6.3 Maintaining a record of benefit payments; and

                10.6.4 Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

       10.7 Named Fiduciary. For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Company shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

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        IN WITNESS WHEREOF, the Executive and a duly authorized Company officer have signed this Agreement.


EXECUTIVE:                                   COMPANY:
                                             WARRIOR CAPITAL CORPORATION
/s/ JAMES A. TAYLOR
--------------------------                   BY /s/ DAVID R. CARTER
JAMES A. TAYLOR                                --------------------------------
                                             TITLE Chief Financial Officer
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